Exhibit (a)(1)(U)
CGEA Investor, Inc.
a wholly owned subsidiary of
CGEA Holdings, Inc.
TRUSTEE DIRECTION FORM
For Tender of
All Outstanding Shares of the Common Stock of
ElkCorp
At a Purchase Price of $42.00 per Share in Cash
To: Principal Trust Company,
Trustee of the ElkCorp Employee Stock Ownership Plan

The undersigned acknowledges receipt of the accompanying revised Letter to the Participants in the ElkCorp Employee Stock Ownership Plan (the “ESOP”), the enclosed Offer to Purchase, dated January 18, 2007 (the “Offer to Purchase”), the enclosed Supplement to the Offer to Purchase, dated January 22, 2007 (the “Supplement”) and the revised Letter of Transmittal in connection with the offer by CGEA Investor, Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of CGEA Holdings, Inc. (“Parent”), to purchase all the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of ElkCorp, a Delaware corporation (the “Company”), and the associated Series A Participating Preferred Stock purchase rights at an increased price of $42.00 per share net to the seller in cash (together with the Offer to Purchase, the “Offer”). Parent and Purchaser were formed by Carlyle Partners IV, L.P., an investment fund affiliated with The Carlyle Group, Inc., a global private equity firm, solely for purposes of entering into the transactions with the Company described in the Offer to Purchase.

Furthermore, the undersigned has read and understands the revised Letter to the Participants in the ESOP, the Offer to Purchase, the Supplement, the revised Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14d-9 (the “Schedule 14d-9”) and hereby agrees to be bound by the terms and conditions of the Offer.

These instructions will direct Principal Trust Company, as Trustee for the ESOP (the “Trustee”), to tender Shares held by the Trustee for the undersigned’s ESOP account upon the terms and subject to the conditions set forth in the Offer to Purchase. Consistent with federal law, the trustee will tender Shares as you direct in these instructions unless it is determined that to do so would violate the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

If you fail to complete and return a Trustee Direction Form in accordance with the instructions below, Shares allocated to your account will not be tendered, and you will not participate in the tender offer.

NUMBER OF SHARES TENDERED

(CHECK ONE BOX)

☐	I direct the Trustee to tender ALL of the Shares in my ESOP account.

☐	I direct the Trustee to tender Shares in my ESOP account.

☐	I direct the Trustee to tender NONE of the Shares in my ESOP account.

In order to tender the Shares held in the undersigned’s ESOP account in the Offer, the undersigned must return this Trustee Direction Form to the Trustee by noon, New York City time, on February 13, 2007, the business day before the expiration of the Offer on February 14, 2007 in order for the Trustee to have sufficient time to process the undersigned’s direction and tender the undersigned’s Shares. The Offer will expire at midnight, New York City time, on February 14, 2007, unless extended.

The method of delivery of this document is at the election and risk of the ESOP participant. There are several methods of delivering your Trustee Direction Form:

1. You may mail this Trustee Direction Form the envelope provided to:

Principal Trust Company
P. O. Box 8704
Wilmington, DE 19899-9908

2. You may fax this Trustee Direction Form to Principal Trust Company at:

1-302-993-8005

3. You may also deliver this Trustee Direction Form to:

Principal Trust Company
1013 Centre Road
Wilmington, DE 19805

In all cases, sufficient time should be allowed to ensure timely delivery on or before noon, New York City time, on February 13, 2007, as explained in the accompanying Letter to the Participants in the ESOP.

According to the Company’s public filing, the board of directors of the Company has voted to recommend that the stockholders of the Company tender their Shares in the Offer. However, none of the ESOP trustee, the Purchaser, the Parent or the Information Agent is making any recommendation as to whether you should instruct the ESOP trustee to tender Shares held in your ESOP account. Stockholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender. In doing so, stockholders should read carefully the information in the Offer to Purchase, the related Letter of Transmittal and the Schedule 14d-9, including the Purchaser’s reasons for making the Offer. See the Introduction and Section 11 of the Offer to Purchase. Stockholders should discuss whether to tender their Shares with their financial or tax advisors.

Signature(s)s: _ _

Name(s) of Record Holder(s): _ _
(Please Type or Print)

Social Security or Taxpayer ID Number: _ _

Address:

(Street)	(City)	(State)	(Zip Code)

Daytime Area Code and Telephone No.: _ _

Date: _ _

An executor, administrator, guardian, attorney-in-fact, or any other representative who signs on behalf of a participant, alternate payee or beneficiary must also submit to the Trustee documentary evidence in a satisfactory form in support of such authority.